Exhibit 99.3

WEBMD HEALTH CORP.

SUPPLEMENTAL 2016 GUIDANCE FOR INCOME PER SHARE CALCULATION

Based on the Company’s Financial Guidance for the Year Ending December 31, 2016, the 1.50% convertible notes, the 2.50% convertible notes, the 2.25% convertible notes and the 2.625% convertible notes are expected to be dilutive to net income on both the low end and high end of the full year guidance range. Additionally, the 1.50% convertible notes, the 2.50% convertible notes and the 2.625% convertible notes may be dilutive in certain future quarters, depending on the amount of net income for such quarter. The following table contains the approximate level of net income for an individual future quarter and for the full year 2016 at which each of the series of convertible notes would become dilutive to income per share. To the extent this net income is exceeded for any such period, the table also includes the amounts by which the numerator and denominator should each be adjusted for purposes of the diluted income per share calculation.

	Quarterly Amounts			Annual Amounts
All amounts in millions	1.50% Convertible Notes	2.50% Convertible Notes	2.625% Convertible Notes (a)	1.50% Convertible Notes	2.50% Convertible Notes	2.25% Convertible Notes (b)	2.625% Convertible Notes (c)
Approximate net income at which convertible notes become dilutive (d)	$6.1	$12.5	$18.3	$24.6	$50.1	$56.0	$73.1
Interest expense, net of tax to add-back to net income (numerator)	$0.9	$1.8	$1.7	$3.5	$7.3	$0.5	$3.9
Additional shares to include in weighted-average diluted share count (denominator)	5.7	6.2	4.1	5.7	6.2	0.4	2.4

(a)	The amounts shown in the Quarterly Amounts column for the 2.625% convertible notes reflect the full quarterly impact of the 2.625% convertible notes. For the quarterly period ending June 30, 2016, the net income at which the 2.625% convertible notes become dilutive is approximately $18.3 million, the interest expense, net of tax to add-back to net income (numerator) is $0.6 million and the additional shares to include in the weighted-average diluted share count (denominator) is 1.4 million shares. These amounts are weighted for the period the 2.625% convertible notes will be outstanding during the quarter ending June 30, 2016.
(b)	Since the 2.25% convertible notes matured on March 31, 2016, amounts for the 2.25% convertible notes are only shown in the Annual Amounts column and reflect the impact of the 2.25% convertible notes, weighted for the period that they will be outstanding during the year ending December 31, 2016.
(c)	Since the 2.625% convertible notes were issued on June 1, 2016, the amounts shown in the Annual Amounts column reflect the impact of the 2.625% convertible notes, weighted for the period that they will be outstanding during the year ending December 31, 2016.
(d)	These net income amounts assume a weighted-average diluted share count of 39.8 million shares attributable to common shares, stock options and restricted stock (prior to the effect of convertible notes) and are subject to change as such weighted-average share count changes.